VILLAGE SUPER MARKET, INC.
                         733 MOUNTAIN AVENUE
                    SPRINGFIELD, NEW JERSEY 07081
                        PHONE:  (973) 467-2200
                         FAX:  (973) 467-6582




                      VILLAGE SUPER MARKET, INC.
               ANNOUNCES INCREASED QUARTERLY  DIVIDEND


Contact:    Kevin Begley, CFO
            (973) 467-2200, Ext. 220


     Springfield, New Jersey - March 10, 2006 - The Board of Directors of Village Super Market, Inc. (NSD-VLGEA) declared a quarterly cash dividend of $.21 per Class A common share and $.137 per Class B common share. These dividends represent an annualized 20% increase from the prior dividend, which had been paid on a semi-annual basis. These dividends will be payable on April 27, 2006 to shareholders of record at the close of business on March 30, 2006.

     Village Super Market operates a chain of 23 supermarkets under the ShopRite name in New Jersey and eastern Pennsylvania.